Exhibit 99.2

Strategic Partnership Agreement

Between American Education Center, Inc. and Oxbridge International Education Group

American Education Center, Inc. (hereinafter referred to as “AEC”) and Oxbridge International Education Group (hereinafter referred to as “Oxbridge”) have built-up cooperative relationship for years. In light of the long-term business relationship between AEC and Oxbridge and in order to strengthen the existing relationship, both parties agree to execute this Strategic Partnership Agreement and the following terms:

1.  Both parties are willing to strengthen existing business relationship. Oxbridge will refer more students (who wish to study in the United States) to use AEC’s placement advisory services.

2.  Both parties will jointly develop the “Short-term Exchange Program for Outstanding Students.”

3.  In accordance with AEC’s directives, Oxbridge International School, a subsidiary of Oxbridge, will use AEC’s ESL curriculum to provide educational services. If and when the right conditions exist, AEC may acquire Oxbridge International School.

4.  Oxbridge and AEC will share resources, leveraging available data to help AEC expand its market share of Chinese students who wish to study in the United States.

5.  Both parties will establish the “Young Chinese-American Start-up/Entrepreneur Center” and hold the “Young Chinese-American Start-up/Entrepreneur Competition” which objective is to strengthen and support entrepreneurial activities.

6.  Both parties will strengthen communication and cooperation in terms of cultural and educational exchange between China and the United States. Both parties will also organize related cultural and educational exchange events and exhibition for companies and individuals.

7.  Both parties will strengthen services for Chinese students and their families in the United States, organizing different types of parents group or students group with the objective of assisting Chinese students with their start-up process and,advising families on investment in the United States. AEC will support Oxbridge’s investment in the United States and its related project in Los Angeles.

8.  This agreement is valid for 5 years, effective on the signing date.

American Education Center, Inc.	Oxbridge International Education Group

Signature: /s/ Max P. Chen	Signature: /s/ Zhao Peng

Title: CEO, President and Chairman of the Board	Title: CEO, and Chairman of the Board

Date: December 1, 2017	Date: December 1, 2017